Exhibit 99.1

UNFI Announces Chief Operating Officer Eric Dorne
to Retire from the Company in late October

•Dorne has been instrumental in helping grow UNFI to over $27 billion in revenues
•Strong leadership team coupled with extended timeline will ensure smooth transition

PROVIDENCE, R.I., May 17, 2021 /Business Wire -- United Natural Foods, Inc. (NYSE: UNFI) today announced that Chief Operating Officer (COO) Eric Dorne will retire from the Company effective October 29, 2022. Dorne has spent 46 years in the grocery industry and the past 11 years in senior leadership roles at UNFI. Dorne will continue to oversee UNFI’s operations and fulfillment network, as well as lead information technology (IT) through his retirement date, working closely with both his direct reports and the senior leadership team to ensure a smooth transition.

“On behalf of our board of directors, senior leadership team and all UNFI associates, I thank Eric for his tremendous vision, service, and leadership over these last 11 years,” said UNFI Chief Executive Officer Sandy Douglas. “Eric has helped UNFI navigate significant growth and change, serving as head of the integration team for the transformative acquisition of Supervalu Inc. in 2018, as well guiding the Company through the challenges and opportunities of the COVID-19 pandemic over these past two years. Eric’s foresight, planning and strategic leadership have contributed meaningfully to ensuring that UNFI is well positioned to support customer growth, implement new innovations and solutions and adapt to the rapidly changing landscape. I’m grateful for the opportunity to work alongside Eric these past ten months, and I am very happy for him and his family as he begins the transition to retirement.”

Dorne spent the first 35 years of his career in a variety of leadership roles at A&P Supermarkets. He joined UNFI as Senior Vice President and Chief Information Officer in 2011 and quickly established a reputation for applying fresh perspectives and creative solutions to traditional business operations. During his UNFI tenure, he served as Chief Administrative Officer and President of Strategic Business Units prior to assuming his current role as COO. Dorne has helped the Company grow to nearly 30,000 associates, 56 distribution centers and over $27 billion in annual revenue.

“I am grateful for the many opportunities UNFI has provided me over the past 11 years,” said Dorne. “I am thankful for the tremendous support from my colleagues, our board of directors and all associates throughout the UNFI network. Together, we have created an organization with great potential built on a strong foundation. I have enjoyed my 46-year journey from part-time grocery bagger to today, and I am excited to watch our next generation of leaders take UNFI to new levels of success.”

UNFI expects to share in the coming months its plans for a seamless transition of Mr. Dorne’s responsibilities following his retirement.

About United Natural Foods
UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper 'full-store' selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly traded grocery distributor in America. To learn more about how UNFI is Fueling the Future of Food, visit www.unfi.com.

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FOR INVESTORS:
Steve Bloomquist, 952-828-4144
Steve.j.bloomquist@unfi.com

FOR MEDIA:
Jeff Swanson, 952-903-1645
Jeffrey.s.swanson@unfi.com